Filed Pursuant to Rule 433
Registration No. 333-257113

Canadian Imperial Bank of Commerce Market Linked Securities

Market Linked Securities – Contingent Fixed Return and Contingent Downside Principal at Risk Securities Linked to

the SPDR® S&P® Biotech ETF due June 29, 2023

Term Sheet to Pricing Supplement dated December 23, 2021

Summary of Terms

Issuer	Canadian Imperial Bank of Commerce (“CIBC”)
Term	1.5 years
Reference Asset	The SPDR® S&P® Biotech ETF (Bloomberg ticker symbol “XBI”) (the “Fund”)
Pricing Date	December 23, 2021
Issue Date	December 29, 2021
Principal Amount	$1,000 per security (100% of par)
Redemption Amount	See “How the Redemption Amount Is Calculated” in this term sheet
Final Valuation Date	June 22, 2023
Stated Maturity Date	June 29, 2023
Initial Price	$118.22, which was the Fund Closing Price of the Fund on the Pricing Date
Final Price	The Fund Closing Price of the Fund on the Final Valuation Date
Threshold Price	$100.487, which is 85% of the Initial Price
Contingent Fixed Return	20% of the principal amount ($200 per security)
Calculation Agent	CIBC
Denominations	$1,000 and integral multiples of $1,000 in excess thereof
Agent’s Underwriting Discount and Other Fees	1.88%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of 1.50% and WFA will receive a distribution expense fee of 0.075%. In addition, in respect of certain securities sold in this offering, the Issuer may pay a fee of $1.50 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.
CUSIP / ISIN	13607X4E4 / US13607X4E42

Investment Description

•	Linked to the SPDR® S&P® Biotech ETF
•	Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a Redemption Amount that may be greater than, equal to or less than the principal amount of the securities, depending on the performance of the Fund from the Initial Price to the Final Price. The Redemption Amount will reflect the following terms:
•	If the price of the Fund increases (regardless of the extent of that increase) or stays the same:
You will receive the principal amount plus a Contingent Fixed Return of 20.00% of the principal amount
•	If the price of the Fund decreases but the decrease is not more than 15%:
You will be repaid the principal amount
•	If the price of the Fund decreases by more than 15%:
You will have 1-to-1 downside exposure to the decrease in the price of the Fund from the Initial Price, and you will lose more than 15%, and possibly all, of the principal amount
•	Investors may lose some or all of the principal amount
•	Any positive return on the securities at maturity will be limited to the Contingent Fixed Return, even if the Final Price significantly exceeds the Initial Price; you will not participate in any appreciation of the Fund beyond the Contingent Fixed Return
•	All payments on the securities are subject to the credit risk of CIBC, and you will have no ability to pursue the Fund or any securities held by the Fund for payment; if CIBC defaults on its obligations, you could lose some or all of your investment
•	No periodic interest payments or dividends
•	No exchange listing; designed to be held to maturity

The Issuer’s estimated value of the securities on the Pricing Date is $964.10 per security, which is less than the principal amount. The estimated value of the securities is not an indication of actual profit to the Issuer or to any of the Issuer’s affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC (“Wells Fargo Securities”) or any other person may be willing to buy the securities from you at any time after issuance. See “The Estimated Value of the Securities” in the accompanying pricing supplement.

Investing in the securities involves significant risks. See “Selected Risk Considerations” in this term sheet and “Risk Factors” beginning on page PRS-8 of the accompanying pricing supplement, page S-1 of the underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus.

This term sheet should be read in conjunction with the accompanying pricing supplement, underlying supplement, prospectus supplement and prospectus. If the terms described in the pricing supplement are inconsistent with those described herein, the terms described in the pricing supplement will control.

NOT A BANK DEPOSIT AND NOT INSURED BY THE CANADA DEPOSIT INSURANCE CORPORATION, THE U.S. FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY

Hypothetical Payout Profile

The profile to the right is based on the Contingent Fixed Return of 20.00% of the principal amount or $200.00 per $1,000 security and the Threshold Price equal to 85% of the Initial Price.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Final Price and whether you hold your securities to maturity.

 Hypothetical Returns

Hypothetical Final Price	Hypothetical Percentage Change From the Hypothetical Initial Price to the Hypothetical Final Price	Hypothetical Redemption Amount per Security	Hypothetical Pre- Tax Total Rate of Return

$200.00	100.00%	$1,200.00	20.00%
$175.00	75.00%	$1,200.00	20.00%
$150.00	50.00%	$1,200.00	20.00%
$140.00	40.00%	$1,200.00	20.00%
$130.00	30.00%	$1,200.00	20.00%
$125.00	25.00%	$1,200.00	20.00%
$120.00	20.00%	$1,200.00	20.00%
$110.00	10.00%	$1,200.00	20.00%
$100.00(1)	0.00%	$1,200.00	20.00%
$90.00	-10.00%	$1,000.00	0.00%
$85.00	-15.00%	$1,000.00	0.00%
$84.00	-16.00%	$840.00	-16.00%
$80.00	-20.00%	$800.00	-20.00%
$70.00	-30.00%	$700.00	-30.00%
$50.00	-50.00%	$500.00	-50.00%
$25.00	-75.00%	$250.00	-75.00%
$0.00	-100.00%	$0.00	-100.00%

(1) The hypothetical Initial Price of $100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Price. The actual Initial Price is set forth under “Summary of Terms” above. For historical data regarding the actual Closing Prices of the Fund, see the historical information set forth under the section titled “The SPDR® S&P® Biotech ETF” in the accompanying pricing supplement.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive on the Stated Maturity Date and the resulting pre-tax rate of return will depend on the actual Initial Price, Threshold Price and Final Price.

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How the Redemption Amount Is Calculated

On the Stated Maturity Date, you will receive a cash payment per security equal to the Redemption Amount. The Redemption Amount per security will equal:

•	If the Final Price is greater than or equal to the Initial Price: $1,000 plus the Contingent Fixed Return;

•	If the Final Price is less than the Initial Price, but greater than or equal to the Threshold Price: $1,000; or

•	If the Final Price is less than the Threshold Price: $1,000 minus

$1,000 x	Initial Price – Final Price
Initial Price

In such a case, you will lose more than 15%, and possibly all, of the principal amount.

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Risk Factors” section in the accompanying pricing supplement, underlying supplement, prospectus supplement and prospectus. Please review those risk disclosures carefully.

Risks Relating To The Structure Of The Securities

•	If The Final Price Is Less Than The Threshold Price, You Will Lose More Than 15%, And Possibly All, Of The Principal Amount Of Your Securities.

•	The Potential Return On The Securities Is Limited To The Contingent Fixed Return.

•	No Periodic Interest Will Be Paid On The Securities.

•	The Stated Maturity Date Will Be Postponed If The Final Valuation Date Is Postponed.

Risk Relating To The Credit Risk of CIBC

•	The Securities Are Subject To The Credit Risk Of Canadian Imperial Bank of Commerce.

Risks Relating To The Value Of The Securities And Any Secondary Market

•	Our Estimated Value Of The Securities Is Lower Than The Original Offering Price Of The Securities.

•	Our Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others’ Estimates.

•	Our Estimated Value Was Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.

•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Wells Fargo Securities Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

•	The Value Of The Securities Prior To Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

Risks Relating To The Fund

•	An Investment In The Securities Is Subject To Risks Associated With The Biotechnology Industry.

•	The Fund May Not Be Representative Of The Biotechnology Industry.

•	Anti-dilution Adjustments Relating To The Shares Of The Fund Do Not Address Every Event That Could Affect Such Shares.

•	The Performance Of The Fund May Not Correlate With The Performance Of Its Underlying Index As Well As The Net Asset Value Per Share Of The Fund, Especially During Periods Of Market Volatility.

Risks Relating To Conflicts Of Interest

•	We Or One Of Our Affiliates Will Be The Calculation Agent And, As A Result, Potential Conflicts Of Interest Could Arise.

•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Of Securities Will Potentially Be Adverse To Your Interests.

o	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the price of the Fund.

o	Business activities of our affiliates or any participating dealer or its affiliates with the companies whose securities are included in the Fund may adversely affect the price of the Fund.

o	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the price of the Fund.

o	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the price of the Fund.

o	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or any distribution expense fee, creating a further incentive for the participating dealer to sell the securities to you.

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Risks Relating To Tax

•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

•	There Can Be No Assurance That The Canadian Federal Income Tax Consequences Of An Investment In The Securities Will Not Change In The Future.

Not Suitable For All Investors

Investment suitability must be determined individually for each investor. The securities described herein are not a suitable investment for all investors. In particular, no investor should purchase the securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the securities prior to maturity is likely to result in sale proceeds that are substantially less than the principal amount of the securities. CIBC, Wells Fargo Securities and their respective affiliates are not obligated to purchase the securities from you at any time prior to maturity.

The Issuer has filed a registration statement (including a prospectus, a prospectus supplement and an underlying supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement and the underlying supplement in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any agent or any dealer participating in the offering will arrange to send you the prospectus, the prospectus supplement and the underlying supplement if you request them by calling your financial advisor or by calling Wells Fargo Securities at 866-346-7732.

Consult Your Tax Advisor

Investors should review carefully the accompanying pricing supplement, underlying supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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